UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2019

HF FOODS GROUP INC

(Exact Name of Registrant as Specified in Charter)

Delaware State or Other Jurisdiction of Incorporation of Organization)	001-38013 (Commission File Number)	81-2717873 (IRS Employer Identification Number)

6001 W. Market Street Greensboro, NC (Address of Principal Executive Offices)	27409 (Zip Code)

Registrant’s telephone number, including area code: (336) 268-2080

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 1.01          Entry Into a Material Definitive Agreement.

On April 18, 2019, HF Foods Group Inc. (the “Company”) and three of its subsidiaries entered into a Credit Agreement (the “Credit Agreement”) with East West Bank. The Credit Agreement provides for a $25 million secured line of credit facility available to be used in one or more revolving loans to the Company’s domestic subsidiaries that are parties to the Credit Agreement for working capital and general corporate purposes. Company subsidiaries Han Feng, Inc., New Southern Food Distributors, Inc., and Kirnland Food Distribution, Inc. (the “Borrower Subsidiaries”) are the borrowers and the Company and each of its other material subsidiaries are guarantors of all of the obligations under the Credit Agreement. The line of credit matures on August 18, 2021.

Contemporaneously with the execution of the Credit Agreement, existing senior debt of the Borrower Subsidiaries in the amount of $6,111,692 was paid from revolving loans drawn on the line of credit.

Under the Credit Agreement, the Borrower Subsidiaries will pay interest on the principal amounts drawn on the line of credit at a rate per annum equal to (a) 0.375% below the Prime Rate in effect from time to time, or (b) 2.20% above the LIBOR Rate in effect from to time, depending on the rate elected at the time a borrowing request is made, but in no event shall the interest rate of any revolving loan at any time be less than 4.214% per annum.

The Credit Agreement requires the Company to comply with specified ratios of (i) liabilities to tangible net worth and (ii) earnings to debt, as defined in the Credit Agreement. In addition, the Credit Agreement contains other standard affirmative and negative covenants such as those which (subject to certain thresholds and exceptions) limit the ability of the Company and its subsidiaries to, among other things, incur debt, incur liens, engage in mergers, consolidations, liquidations or acquisitions, enter into new lines of business not related to the Company’s current lines of business, make certain investments, make distributions on or repurchase its equity securities, engage in transactions with affiliates, or enter into certain hedging obligations. Events of default under the Credit Agreement include, among other things, payment defaults, breaches of representations, warranties or covenants, defaults under material indebtedness, certain events of bankruptcy or insolvency, judgment defaults, certain defaults or events relating to employee benefit plans or a change in control or management of the Company. The events of default permit the lender to terminate commitments and accelerate the maturity of borrowings under the credit line if not cured within applicable grace periods.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Credit Agreement contained in Item 1.01 in this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Credit Agreement dated as April 18, 2019, by and among the Company, Han Feng, Inc., New Southern Food Distributors, Inc., Kirnland Food Distribution, Inc. and East West Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HF FOODS GROUP INC.

Date: April 24, 2019	/s/ Caixuan Xu
Caixuan Xu
Chief Financial Officer and Principal Accounting Officer